                                                                      EXHIBIT 12

     STATEMENT OF THE COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES


                               MOVIE GALLERY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)


                                                                                                                Combined Company
                                                        Historical (Movie Gallery, Inc)                           Pro Forma (1)
                                      --------------------------------------------------------------------    --------------------
                                        2000        2001        2002        2003        2004       1Q2005       2004       1Q2005

Fixed Charges:
         Interest expense             $ 34,790    $ 35,803    $ 44,982    $ 59,578    $ 75,964    $ 20,457    $327,608    $ 86,338
         Net amortization of
         debt discount and
         issuance expense                  209         363         236         228         141          35       5,187       1,296
                                      --------    --------    --------    --------    --------    --------    --------    --------
           Total Fixed Charges        $ 34,999    $ 36,166    $ 45,218    $ 59,806    $ 76,105    $ 20,492    $332,795    $ 87,634
                                      ========    ========    ========    ========    ========    ========    ========    ========


Earnings:
         Income before income
         taxes                        $ 15,911    $ 24,144    $ 34,857    $ 81,423    $ 81,204    $ 30,153    $133,317    $ 57,026
   Plus: Equity in losses of
         unconsolidated
         entities                           --          --          --       1,450       5,746         337       5,746         337
   Plus: Fixed charges                  34,999      36,166      45,218      59,806      76,105      20,492     332,795      87,634
                                      --------    --------    --------    --------    --------    --------    --------    --------
             Total Earnings           $ 50,910    $ 60,310    $ 80,075    $142,679    $163,055    $ 50,982    $471,858    $144,997
                                      ========    ========    ========    ========    ========    ========    ========    ========


Ratio of Earnings to Fixed Charges         1.5         1.7         1.8         2.4         2.1         2.5         1.4         1.7
                                      ========    ========    ========    ========    ========    ========    ========    ========

(1) The Combined Company Pro Forma is presented to illustrate the effects on our Ratio of Earnings to Fixed Charges of our merger with Hollywood Entertainment Corporation and the application of the proceeds from our note offering and our new senior credit facility. See "Unaudited Pro Forma Consolidated Financial Information" incorporated by reference.